Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

March 25, 2022

PerkinElmer, Inc.

940 Winter Street

Waltham, Massachusetts 02451

Re:	2008 Deferred Compensation Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $6,400,000 of deferred compensation obligations (the “Obligations”), which will represent unsecured obligations of PerkinElmer, Inc., a Massachusetts corporation (the “Company”), in accordance with the terms of the Company’s 2008 Deferred Compensation Plan (the “Plan”).

We have examined the Articles of Organization and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and shareholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Obligations in accordance with the Plan, to register and qualify the Obligations for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts and the federal laws of the United States of America.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the Obligations, the Plan or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court.

We also express no opinion herein as to any provision of the Obligations or the Plan (i) that may be deemed to or construed to waive any right, defense or counterclaim of the Company, (ii) relating to the effect of invalidity or unenforceability of any provision of the Plan on the validity or enforceability of any other provision thereof, (iii) that is in violation of public policy, (iv) relating to indemnification and contribution with respect to securities law matters, (v) that provides that the terms of any agreement may not be waived or modified except in writing, (vi) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (vii) limiting a party’s recovery of certain damages or losses, (viii) regarding standards for exercising rights and remedies or (ix) relating to choice of law or consent to jurisdiction.

It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based upon and subject to the foregoing, we are of the opinion that when issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WILMER CUTLER PICKERING HALE AND DORR LLP